FOR IMMEDIATE RELEASE

                       AUDIOVOX CORPORATION COMPLETES SALE
                  OF CELLULAR SUBSIDIARY BUSINESS TO UTSTARCOM

Hauppauge, NY, November 1, 2004 . . . Audiovox Corporation (NASDAQ: VOXX) announced today that it has completed the sale of its cellular subsidiary's business, Audiovox Communications Corp. (ACC) to UTStarcom, Inc. (NASDAQ: UTSI). The deal, initially announced in June, officially closed this afternoon after receiving regulatory and shareholder approval.

As previously announced, Audiovox's majority owned subsidiary entered into a definitive agreement to sell selected assets and liabilities (excluding its receivables, inter-company accounts payable, and certain accrued expenses) to UTStarcom for a total purchase price of $165.1 million in cash. Pursuant to the terms of the agreement, net proceeds from the sale, after repurchasing Toshiba's equity interest; paying executive and professional service fees and estimated taxes; collecting the outstanding receivables and paying down the Company's bank lines will be approximately $145 million.

"We are pleased with the overwhelming shareholder response in favor of this transaction as it reinforces our belief that this sale is in the best interests of Audiovox and its shareholders. In the months ahead our plans are to focus on the continued development and growth of our Electronics company as well as exploring other business opportunities," stated John J. Shalam, Chairman, President and Chief Executive Officer of Audiovox Corporation. "Over the past three years, our Electronics company has seen significant growth as we have added new product categories and expanded existing ones. In addition, we have made several synergistic acquisitions, which have also contributed to growth." Shalam continued, "The net proceeds from today's transaction will give Audiovox Corporation substantial capital, which in turn will place us in a strong position to further enhance the Audiovox brand and expand our presence, both in the U.S. and in Europe. We are excited about the next phase in our corporate evolution and look forward to updating our shareholders on our plans for the future as they materialize."

As previously announced, Audiovox will be hosting a conference call tomorrow morning, Tuesday, November 2, 2004 at 10:00 a.m. EDT to discuss this transaction, its fiscal third quarter and nine-month results and its electronics business component. Interested parties can participate by logging onto the Audiovox website at http://www.audiovox.com under "Investor Relations". For those who will be unable to participate on the call, a replay has been arranged

                                  Exhibit 99.2
and will be available approximately one hour after the call has been completed and will last for one week thereafter.

     o   Replay Number: (888) 286-8010
     o   International Replay Number: (617) 801-6888
     o   Access Code: 88849225

About Audiovox

Audiovox Corporation is a leading international distributor and value added service provider in the consumer electronics industry. The Company conducts its business through subsidiaries and markets its products both domestically and internationally under its own brands. It also functions as an OEM (Original Equipment Manufacturer) supplier to several customers. For additional information, please visit Audiovox on the Web at http://www.audiovox.com.

Safe-Harbor Language

Except for historical information contained herein, statements made in this release that would constitute forward- looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to, risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K/A for the fiscal year ended November 30, 2003 and Form 10-Q for the fiscal 2004 third quarter ended August 31, 2004.

Company Contact:                      Public and Investor Relations Contact:
---------------------------           --------------------------------------
C. Michael Stoehr, SVP/CFO            Glenn Wiener
Audiovox Corporation                  GW Communications
(631) 231-7750                        (212) 786-6011 or GWIENER@GWCCO.COM
                                                        -----------------

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                                  Exhibit 99.2